AMENDMENT
                                          TO
                             AGREEMENT AND PLAN OF MERGER


                    THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is dated December 15, 1997 and is entered into by and among ICG Communications, Inc., a Delaware corporation ("ICG"), ICG Acquisition, Inc., a Delaware corporation ("Acquisition Sub"), and NETCOM On-Line Communication Services, Inc., a Delaware corporation (the "Company").

                                       RECITALS
                                       --------

               A. ICG and the Company entered into an Agreement and Plan of Merger dated October 12, 1997 (the "Agreement") pursuant to which Acquisition Sub will merge with and into the Company.

               B. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

               C.   ICG and the Company desire to amend the Agreement to
          (i) include Acquisition Sub as a party to the Agreement, (ii) modify the conversion of the common stock, $.01 par value, of Acquisition Sub and (iii) provide for the Surviving Corporation to assume certain obligations of ICG under the Agreement.

               D. The Board of Directors of each of ICG, Acquisition Sub and the Company has determined that this Amendment is in the best interests of their respective corporations and stockholders.

                    NOW, THEREFORE, in consideration of the foregoing premises, the parties to this Amendment agree as follows:

               1. The Agreement is hereby amended so that each obligation of ICG under the Agreement, financial or otherwise, which is to be fulfilled from and after the Effective Time (except those obligations under Sections 3.7, 7.9(a) and 7.9(c) of the Agreement) shall be the obligation of the Surviving Corporation, and ICG shall hereby be released from each such obligation thereunder. ICG agrees that it shall, in its capacity as the sole stockholder, directly or indirectly, of the Surviving Corporation, use its best efforts to cause the Surviving Corporation to satisfy all such obligations. Nothing contained in this Amendment shall affect the obligations of ICG prior to the Effective Time under the Agreement, including without limitation, its obligations under Section 9.2(c) of the Agreement.

               2. Section 3.1(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

                    "(c) All of the shares of common stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time (except shares subject to Section 3.1(d)) will be converted into and will thereafter evidence and become, a total of ten shares of common stock, par value $.01 per share, of the Surviving Corporation."

               3. Except to the extent specifically amended herein, the terms and conditions of the Agreement shall remain in full force and effect.

               4. This Amendment sets forth the entire agreement among the parties hereto as to the subject matter herein, and may not be amended or modified except in accordance with Section 9.3 of the Agreement.

                    IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                        ICG COMMUNICATIONS, INC.



                                        By: /s/ J. Shelby Bryan
                                           -----------------------------
                                          Name: J. Shelby Bryan
                                          Title: President and Chief
                                                 Executive Officer


                                        ICG ACQUISITION, INC.



                                        By: /s/ H. Don Teague
                                           ---------------------------
                                          Name: H. Don Teague
                                          Title: Executive Vice President


                                        NETCOM ON-LINE COMMUNICATION
                                        SERVICES, INC.



                                        By: /s/ David W. Garrison
                                           ---------------------------
                                          Name: David W. Garrison
                                          Title: Chief Executive Officer
                                                 and Chairman of the Board